As filed with the Securities and Exchange Commission on November 10, 2008

File No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

XIOM Corp.
(Exact name of registrant as specified in its charter)

Delaware	11-3460949
(State of Incorporation)	(I.R.S. Employer Identification No.)

78 Lamar Street, West Babylon, New York	11704
(Address of Principal Executive Offices)	(Zip Code)

XIOM Corp. 2008 Employee and Consultant Stock Plan
(Full title of the plan)

Andrew B. Mazzone, President
78 Lamar Street
West Babylon, New York 11704
(Name and address of agent for service)

(631) 643-4400
(Telephone number, including area code, of agent for service)

Copies to:

David E. Wise, Esq.
8794 Rolling Acres Trail
Fair Oaks Ranch, Texas 78015
(830) 981-8165

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.0001 par value	2,375,000 Shares	$.31	$736,250	$28.86
Total	2,375,000 Shares	$.31	$736,250	$28.86

 (1) Pursuant to Rule 457 (c) and (h) of the Securities Act of 1933, as amended, the registration fee is calculated on the basis of the average of the closing bid and ask prices for the Common Stock as reported on the Over-The-Counter Bulletin Board at the close of trading on November 7, 2008 of $.31.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

EXPLANATORY NOTE

This Registration Statement is being filed in accordance with the requirements of Form S-8 in order to register 2,375,000 shares of the Company’s Common Stock issuable under the 2008 Employee and Consultant Stock Plan (“Plan”).

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*The documents containing the information specified in Part I of this Registration Statement will be sent or given to participants in the Plan as specified under Rule 428(b) (1) of the Securities Act of 1933, as amended (“Securities Act”). Such documents are not required to be and are not filed with the Securities and Exchange Commission (“Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

We will provide to each recipient a written statement advising it of the availability of documents incorporated by reference in Item 3 of Part II of this Registration Statement and of documents required to be delivered pursuant to rule 428(b) under the Securities Act without charge and upon written or oral notice by contacting:

Andrew Mazzone, President
78 Lamar Street
West Babylon, New York 11704
(631) 643-4400

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by XIOM Corp. (“Company”) with the Commission under the Securities Exchange Act of 1934, as amended (“Exchange Act”) are hereby incorporated by reference in this Registration Statement:

1.	The Registrant’s Form 10-KSB/A-1 for the year ended September 30, 2007, filed on November 6, 2008.
2.	The Registrant’s Form 10-QSB/A-2 for the quarter ended December 31, 2007, filed on November 6, 2008.
3.	The Registrant’s Form 10-QSB/A-1 for the quarter ended March 31, 2008, filed on November 7, 2008.
4.	The Registrant’s Form 10-QSB/A-1 for the quarter ended June 30, 2008, filed on November 7, 2008.
5.	The Registrant’s Definitive Schedule 14C filed on October 1, 2007.
6.	The Registrant’s Current Report on Form 8-K filed on November 2, 2007.
7.	The Registrant’s Form 8-K/A filed on February 4, 2008 (amending the Form 8-K previously filed on November 2, 2007).

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

The authorized capital stock consists of 50,000,000 shares of common stock, par value $.0001 per share (“Common Stock”).

Common Stock

Our authorized capital stock consists of 50,000,000 shares of common stock, par value $.0001 per share. Each share of Common Stock entitles its holder to one non-cumulative vote per share and, the holders of more than fifty percent (50%) of the shares voting for the election of directors can elect all the directors if they choose to do so, and in such event the holders of the remaining shares will not be able to elect a single director. Holders of shares of Common Stock are entitled to receive such dividends, as the board of directors may, from time to time, declare out of Company funds legally available for the payment of dividends. Upon any liquidation, dissolution or winding up of the Company, holders of shares of Common Stock are entitled to receive pro rata all of the assets of the Company available for distribution to stockholders.

Stockholders do not have any pre-emptive rights to subscribe for or purchase any stock, warrants or other securities of the Company. The Common Stock is not convertible or redeemable. Neither the Company's Certificate of Incorporation nor its By-Laws provide for pre-emptive rights.

Item 5. Interests of Named Experts and Counsel.

David E. Wise, Attorney at Law, has given an opinion on the validity of the securities being registered hereunder. Mr. Wise is eligible to receive shares of the Company’s common stock pursuant to this Form S-8 Registration Statement, but not on a contingency basis.

Item 6. Indemnification of Directors and Officers.

The Certificate of Incorporation of the Company provides indemnification to the fullest extent permitted by Delaware law for any person whom the Company may indemnify thereunder, including directors, officers, employees and agents of the Company. In addition, the Certificate of Incorporation, as permitted under the Delaware General Corporation Law, eliminates the personal liability of the directors to the Company or any of its stockholders for damages for breaches of their fiduciary duty as directors. As a result of the inclusion of such provision, stockholders may be unable to recover damages against directors for actions taken by directors which constitute negligence or gross negligence or that are in violation of their fiduciary duties. The inclusion of this provision in the Company's Certificate of Incorporation may reduce the likelihood of derivative litigation against directors and other types of stockholder litigation, even though such action, if successful, might otherwise benefit the Company and its stockholders

The Company's Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except as limited by Delaware law. The Company's Bylaws provide that the Company shall indemnify to the full extent authorized by law each of its directors and officers against expenses incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of the Corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is, therefore, unenforceable. See paragraph C. of Item 9 below.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

4.1	Xiom Corp. 2008 Employee and Consultant Stock Plan
5.1	Opinion of David E. Wise, Esq.
10.1	Consulting Agreement between Xiom Corp. and Michael Xirinachs dated October 8, 2008
10.2	Consulting Agreement between Xiom Corp. and James W. Zimbler dated October 8, 2008
10.3	Consulting Agreement between Xiom Corp. and Michael S. Krome dated October 8, 2008
23.1	Consent of N. Blumenfrucht, CPA, P.C., Independent Auditor
23.2	Consent of Michael T. Studer, CPA, P.C., Independent Auditor
23.3	Consent of David E. Wise, Esq. (included in Exhibit 5.1).

Item 9. Undertakings.

A. The undersigned registrant hereby undertakes:(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:(i) to include any prospectus required by Section 10(a)(3) of the 1933 Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement(or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Company pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference to this Registration Statement; (2) that, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Company hereby undertakes that for purposes of determining any liability under the 1933 Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the 1933 Act, as amended, may be permitted to directors, officers or controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of West Babylon, State of New York on the date written below.

Xiom Corp.

/s/ Andrew B. Mazzone
By:	Andrew B. Mazzone
President and Principal Accounting/Financial Officer and Director

POWER OF ATTORNEY

The undersigned directors and officers of Xiom Corp., hereby constitute and appoint Andrew Mazzone and Thomas Gardega, each of them, with full power to act without the other and with full power of substitution and re-substitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this registration statement under the Securities Act of 1933 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm each and every act and thing that such attorneys-in-fact, or any them, or their substitutes, shall lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Andrew B. Mazzone	President, Principal	November 10, 2008
Andrew B. Mazzone	Accounting/Financial Officer and Director

/s/ Thomas Gardega	Executive Vice President	November 10, 2008
Thomas Gardega	Director

EXHIBIT INDEX

EXHIBIT	DESCRIPTION

4.1	XIOM Corp. 2008 Employee and Consultant Stock Plan

5.1	Opinion of David E. Wise, Esq.

10.1	Consulting Agreement between Xiom Corp. and Michael Xirinachs dated October 8, 2008
10.2	Consulting Agreement between Xiom Corp. and James W. Zimbler dated October 8, 2008
10.3	Consulting Agreement between Xiom Corp. and Michael S. Krome dated October 8, 2008

23.1	Consent of N. Blumenfrucht, CPA, P.C., Independent Auditor

23.2	Consent of Michael T. Studer, CPA, P.C., Independent Auditor

23.3	Consent of David E. Wise, Esq. (included in Exhibit 5.1).